Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
General Electric Capital Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-59977, 33-43420, 333-22265, 333-118974, 333-132807, and 333-135813) on Form S-3 of General Electric Capital Corporation and in Registration Statement (No. 33-39596) on Form S-3 jointly filed by General Electric Capital Corporation and General Electric Company, of our report dated February 20, 2008, except as to notes 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 13, 15, 16, 17, 18, 19, 20, 21, 22 and 23, which are as of October 1, 2008 relating to: (i) the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2007 and 2006, (ii) the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2007, (iii) the related financial statement schedule, and (iv) the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the current report on Form 8-K of General Electric Capital Corporation, to be filed on or about October 8, 2008. Our report refers to a change in 2007 in the method of accounting for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions and, in 2006, for pension and other postretirement benefits.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut

October 7, 2008

(1)